As filed with the Securities and Exchange Commission on December 23, 2003

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATTSON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0208119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47131 Bayside Parkway

Fremont, California 94538

(510) 657-5900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Dutton

Chief Executive Officer

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, California 94538

(510) 657-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Bradley J. Rock, Esq.

Sally J. Rau, Esq.

Gray Cary Ware & Freidenrich LLP

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(3)

Securities Registered for Primary Offering:

Debt Securities(4)

Preferred Stock(5)

Common Stock, $0.001 par value(6)

Warrants(7)

Total Offered in Primary Offering		$100,000,000	$8,090.00

Securities Registered for the Selling Stockholder:

Common Stock, $0.001 par value	5,900,000	$72,216,000	$5,842.27

Aggregate Securities for Primary Offering and Selling Stockholder		$172,216,000	$13,932.27

1.	The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, we may offer and sell, from time to time, up to 5,900,000 shares of common stock, $0.001 par value, for sale by the selling stockholder named in this prospectus. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $100,000,000. Includes up to 5,900,000 shares of common stock offered by the selling stockholder.

2.	Pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, the table does not specify by each class information as to the amount to be registered, the proposed maximum aggregate price per unit or the proposed maximum aggregate offering price. Includes shares of common stock offered by the selling stockholders in an aggregate amount of $71,097,950, which amount has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, and based on the average of the high and low prices of the common stock, as reported by the Nasdaq National Market on December 17, 2003.

3.	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.

4.	Subject to footnote (1), there are being registered hereunder an indeterminate number of debt securities as may be sold from time to time by Mattson Technology, Inc.

5.	Subject to footnote (1), there are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by Mattson Technology, Inc.

6.	Subject to footnote (1), there are being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by Mattson Technology, Inc. There is also being registered hereunder an indeterminate number of shares of common stock that may be issued upon conversion, as applicable, of preferred stock or debt securities registered hereunder or upon exercise of warrants registered hereunder, as the case may be. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration. For each class of security, the amount to be registered, the proposed maximum aggregate price per unit and the proposed maximum aggregate offering price will be determined from time to time by Mattson Technology, Inc. in connection with the issuance of the securities registered hereunder.

7.	Subject to footnote (1), there are being registered hereunder warrants representing rights to purchase debt securities, preferred stock or common stock (as shall be designated by Mattson Technology, Inc. at the time of any such offering) registered hereunder. The aggregate offering price of any such warrants plus the aggregate consideration that may be received upon issuance of all registered securities underlying warrants will be deducted from the aggregate dollar amount of the securities that may be issued under this registration statement at the time of issuance of any such warrants. At the time of any issuance of such warrants, the maximum number of shares of common stock or preferred stock issuable upon exercise of the warrants, based upon a good-faith estimate, will be allocated from the remaining aggregate dollar amount of securities that may be issued under this registration statement. If the actual number of shares to be issued is greater than that estimated, another prospectus supplement will be filed to allocate the additional securities, and if the remaining aggregate dollar amount of the securities that may be issued under this registration statement is insufficient to permit such allocation, a new registration statement will be filed to register the additional securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2003

PROSPECTUS

$100,000,000

plus

5,900,000 shares of common stock to be offered by the selling stockholder.

MATTSON TECHNOLOGY, INC.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

WARRANTS

We may offer and sell, from time to time, in one or more series or classes:

•	debt securities;

•	shares of preferred stock;

•	shares of common stock, and

•	warrants to purchase debt securities, common stock or preferred stock.

The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, we may offer and sell, from time to time, up to 5,900,000 shares of common stock, $0.001 par value, for sale by the selling stockholder named in this prospectus.

The securities may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices or by any other lawful method. See the “Plan of Distribution” section below. This prospectus describes the general terms of these securities and the general manner in which we may offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities, which may include sales to or through underwriters, agents, dealers or other purchasers. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplements carefully before making an investment in our securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

This prospectus also relates to the public offering of shares of our common stock by the selling stockholder named in this prospectus. We will receive no part of the proceeds of the sale of any shares offered in this prospectus by the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by such selling stockholder.

Our common stock is quoted on the NASDAQ National Market under the symbol “MTSN.” On December 22, 2003, the last reported sale price of our common stock on the NASDAQ National Market was $12.97.

Investing in any of our securities involves risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December                     , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under a shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. In addition, the selling stockholder named herein may, over time, sell up to an aggregate of 5,900,000 shares of our common stock. This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell securities, we will provide a prospectus and a prospectus supplement that will contain specific information about the terms of that particular offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The information in this prospectus is accurate as of December 22, 2003. You should read both this prospectus and the applicable prospectus supplement, if any, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

The terms “Mattson,” “we,” “us,” “our,” and the “company” refer only to Mattson Technology, Inc.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the front-end-of-line fabrication of integrated circuits. We are among the market leaders in worldwide sales of dry strip equipment and rapid thermal processing equipment and have systems installed in major fabrication facilities around the world. Our manufacturing equipment utilizes innovative technology to deliver advanced processing capability and high productivity for both 200 millimeter (mm) and 300 mm production at sub-130 nanometer technology nodes.

During 2002 and early 2003, we took steps to focus our business on our core technologies in dry strip and RTP. Restructuring actions were taken to align the company with this narrower focus and to reduce operational expenses. As part of this restructuring plan, we divested our wet products division. We also narrowed our plasma enhanced chemical vapor deposition focus to a limited number of strategic customers and divested our epi products subsidiary. These actions have allowed us to concentrate resources on the development of core products in RTP and strip solutions.

Mattson Technology was incorporated in Delaware in 1988 and is headquartered in Fremont, California. Our principal executive offices are located at 47131 Bayside Drive, Fremont, CA 94538. Our telephone number is (510) 657-5900. Additional information about Mattson is available on our website at http://www.mattson.com. The information on our web site is not incorporated herein by reference.

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, we may offer and sell, from time to time, up to 5,900,000 shares of common stock, $0.001 par value, for sale by the selling stockholder named in this prospectus. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Debt Securities

We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities”. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

We will issue the debt securities under an indenture or indentures between us and a trustee that we will identify in a supplement to this prospectus. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus is a part.

Warrants

We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under “Risk Factors”. The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding to purchase any of the securities offered by this prospectus and any accompanying prospectus supplement. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

The Semiconductor Equipment Industry is Cyclical, is Currently Experiencing a Severe and Prolonged Downturn, and Causes Our Operating Results to Fluctuate Significantly.

The semiconductor industry is highly cyclical and has historically experienced periodic downturns, whether the result of general economic changes or capacity growth temporarily exceeding growth in demand for semiconductor devices. During periods of declining demand for semiconductor manufacturing equipment, customers typically reduce purchases, delay delivery of products and/or cancel orders. Increased price competition may result, causing pressure on our net sales, gross margin and net income. We have at times experienced cancellations, delays and push-outs of orders, which reduced our revenues, caused delays in our ability to recognize revenue on the orders and reduced our backlog. If we have future order cancellations, reductions in order size or delays in orders, it will materially adversely affect our business and results of operations.

Following the very strong year in 2000, the semiconductor industry entered a significant and prolonged downturn. The severity and duration of the downturn are unknown, but is impairing our ability to sell our systems and to operate profitably. If demand for semiconductor devices and our systems remains depressed for an extended period, it will seriously harm our business.

As a result of acquisitions we made at the beginning of 2001, we grew to be a larger, more geographically diverse company, less able to react quickly to the cyclicality of the semiconductor business, particularly in Europe and other regions where restrictive laws relating to termination of employees prohibited us from quickly reducing costs in order to meet the downturn. Accordingly, during this latest downturn we have been unable to reduce our expenses quickly enough to avoid incurring a loss. For the fiscal years ended December 31, 2002 and 2001, and for the first nine months of 2003, our net loss was $94.3 million, $336.7 million, and $29.4 million, respectively, compared to net income of $1.5 million for the year ended December 31, 2000. Our net losses in 2002 and the first three quarters of 2003 primarily reflect the impact of our continuing decline in net sales. If our actions to date are insufficient to effectively align our cost structure with prevailing market conditions, we may be required to undertake additional cost-cutting measures, and may be unable to continue to invest in marketing, research and development and engineering at the levels we believe are necessary to maintain our competitive position in our remaining core businesses. Our failure to make these investments could seriously harm our long-term business prospects.

We are Exposed to the Risks Associated with Industry Overcapacity, Including Reduced Capital Expenditures, Decreased Demand for Our Products, Increased Price Competition and Delays by Our Customers in Paying for Our Products.

As a result of the current economic downturn, inventory buildups in telecommunication products and slower than expected personal computer sales have resulted in overcapacity of semiconductor devices and has caused semiconductor manufacturers to reduce their capital spending. As our business depends in significant part upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that open new or expand existing facilities, continued overcapacity and reductions in capital expenditures by our customers could cause further delays or decreased demand for our products. If existing fabrication facilities are not expanded or new facilities are not built, demand for our systems may not develop or increase, and we may be unable to generate significant new orders for our systems. If we are unable to develop new orders for our systems, we will not achieve anticipated net sales levels. In addition, the reduced demand levels result in increased competition and may cause downward pressure on our product prices and margins in order to win customer orders.

In addition, many semiconductor manufacturers are continuing to forecast that revenues in the short-term will remain flat or lower than in previous high-demand years. As a result, if customers are not successful generating sufficient revenue or securing alternative financing arrangements, we may be unable to close sales or collect accounts receivables from such customers or potential customers, and may be required to take additional reserves against our accounts receivables.

We Depend on Large Purchases From a Few Customers, and Any Loss, Cancellation, Reduction or Delay in Purchases By, or Failure to Collect Receivables From, These Customers Could Harm Our Business.

Currently, we derive most of our revenues from the sale of a relatively small number of systems to a relatively small number of customers, which makes our relationship with each customer critical to our business. The list prices on our systems range from $500,000 to over $2.2 million. Our lengthy sales cycle for each system, coupled with customers’ capital budget considerations, make the timing of customer orders uneven and difficult to predict. Any delay in scheduled shipments or in acceptances of shipped products would delay our ability to recognize revenue and collect outstanding accounts receivable, and could materially adversely affect our operating results for that quarter. A delay in a shipment or customer acceptance near the end of a quarter could cause net sales in that quarter to fall below our expectations and the expectations of market analysts or investors.

Our list of major customers changes substantially from year to year, and we cannot predict whether a major customer in one year will make significant purchases from us in future years. Accordingly, it is difficult for us to accurately forecast our revenues and operating results from year to year. If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted.

Our Backlog Orders are Subject to Cancellation or Delay, and Our Current Backlog is Relatively Low in Relation to Our Projected Revenues, so that we Must Book and Ship Significant Orders Within the Same Quarter to Achieve Our Revenue Goals.

Although we maintain a backlog of customer orders expected to be filled within 12 months, customers may request cancellations or delivery delays. As a result, our backlog may not be a reliable indication of our future revenues. In addition, our backlog is relatively low in relation to our projected quarterly revenues, so meeting our revenue goals requires that we book and ship significant orders in the same quarter, in addition to shipping orders out of backlog on schedule. Given our current limited bookings visibility, this makes predicting revenues increasingly difficult. If we do not receive sufficient orders that can be shipped within a relatively short time-frame, or if shipments of such orders or of previously scheduled orders in backlog are cancelled or delayed, our revenues could fall below our expectations and the expectations of market analysts and investors.

Delays or Technical and Manufacturing Difficulties Incurred in the Introduction of New Products Could Be Costly and Adversely Affect Our Customer Relationships.

From time to time, we have experienced delays in the introduction of, and certain technical and manufacturing difficulties with, the introduction of new systems and enhancements, and may experience such delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. For example, our inability to overcome such difficulties, to meet the technical specifications of any new systems or enhancements, or to manufacture and ship these systems or enhancements in volume and in a timely manner, would materially adversely affect our business and results of operations, as well as our customer relationships. In addition, we may from time to time incur unanticipated costs to ensure the functionality and reliability of our products early in their life cycles, which costs can be substantial. If new products or enhancements experience reliability or quality problems, we could encounter a number of difficulties, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable, and additional service and warranty expenses, all of which could materially adversely affect our business and results of operations.

We May Not Achieve Anticipated Revenue Growth if We Are Not Selected as “Vendor Of Choice” for New or Expanded Fabrication Facilities or If Our Systems and Products Do Not Achieve Broader Market Acceptance.

Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility, and proven financial performance.

Once a semiconductor manufacturer selects a particular vendor’s capital equipment, the manufacturer generally relies for a significant period of time upon equipment from this “vendor of choice” for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the “vendor of choice” by substantial new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor’s product, and we may not be successful in obtaining broader acceptance of our systems and technology. If we are unable to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be adversely affected.

Unless We Can Continue To Develop and Introduce New Systems that Compete Effectively On the Basis of Price and Performance, We May Lose Future Sales and Customers, Our Business May Suffer, and Our Stock Price May Decline.

Because of continual changes in the markets in which our customers and we compete, our future success will depend in part upon our ability to continue to improve our systems and technologies. These markets are characterized by rapidly changing technology, evolving industry standards, and continuous improvements in products and services. Due to the continual changes in these markets, our success will also depend upon our ability to develop new technologies and systems that compete effectively on the basis of price and performance and that adequately address customer requirements. In addition, we must adapt our systems and processes to support emerging target market industry standards.

The success of any new systems we introduce is dependent on a number of factors, including timely completion of new system designs accepted by the market, and may be adversely affected by manufacturing inefficiencies and the challenge of producing systems in volume which meet customer requirements. We may not be able to improve our existing systems or develop new technologies or systems in a timely manner. In particular, the transition of the market to 300 mm wafers will present us with both an opportunity and a risk. To the extent that we are unable to introduce 300 mm systems that meet customer requirements on a timely basis, our business could be harmed. We may exceed the budgeted cost of reaching our research, development and engineering objectives, and estimated product development schedules may require extension. Any delays or additional development costs could have a material adverse effect on our business and results of operations. Because of the complexity of our systems, significant delays can occur between the introduction of systems or system enhancements and the commencement of commercial shipments.

We Are Beginning the Implementation of a New Enterprise Resource Planning System, Which May Be More Difficult or Costly Than Anticipated, and Could Cause Disruption to the Management of Our Business and the Preparation of Our Financial Statements.

We are currently beginning the implementation of a new enterprise resource planning, or ERP, system, which is expected to become integral to our ability to accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management, and prepare our financial statements. However, the new ERP system could eventually become more costly, difficult and time consuming to purchase and implement than we currently anticipate. In addition, implementation of the new ERP system requires us to change our internal business practices, transfer records to a new computer system and train our employees in the correct use of and input of data into the system, which could result in disruption of our procedures and controls and difficulties achieving accuracy in the conversion of data. If we fail to manage these changes effectively, our operations could be disrupted, which could result in the diversion of management’s attention and resources, cause us to improperly state or delay reporting of our financial results, materially and adversely affect our operating results, and impact our ability to manage our business. In addition, to manage our business effectively, we may need to implement additional and improved management information systems, further develop our operating, administrative, financial and accounting systems and controls, add experienced senior level managers, and maintain closer coordination among our executive, engineering, accounting, marketing, sales and operations organizations. We may incur additional unexpected costs and our systems, procedures or controls may not be adequate to support our operations.

We Are Implementing New Financial Systems, and Will Need to Continue to Improve or Implement New Systems, Procedures and Controls.

We are implementing new financial systems used in the consolidation of our financial results, in order to further automate processes and align the disparate systems used by our acquired businesses. We have recently implemented new financial systems to aid in the consolidation of our financial reporting operations. These financial systems are new and we have not had extensive experience with them. We may encounter unexpected difficulties, costs or other challenges that make implementation and use of these systems more difficult or costly than expected, may cause the consolidation and reporting of our financial results to be more time-consuming than expected, and may require additional management resources than expected before they are fully implemented and operating smoothly. Continued improvement or implementation of new systems, procedures and controls may be required, and could cause us to incur additional costs, and place further burdens on our management and internal resources. If our new financial systems do not result in the expected improvements, or if we are unable to fully implement these systems, procedures and controls in a timely manner, our business could be harmed.

In addition, new requirements adopted by the Securities and Exchange Commission in response to the passage of the Sarbanes-Oxley Act of 2002, will require annual review and evaluation of our internal control systems, and attestation of these systems by our independent auditors. We are currently reviewing our internal control procedures and considering further documentation of such procedures that may be necessary. Any improvements in our internal control systems or in documentation of such internal control systems could be costly to prepare or implement, divert attention of management or finance staff, and may cause our operating expenses to increase over the ensuing year.

Our Results of Operations May Suffer if We Do Not Effectively Manage Our Inventory.

To achieve commercial success with our product lines, we need to manage our inventory of component parts and finished goods effectively to meet changing customer requirements. Some of our products and supplies have in the past and may in the future become obsolete while in inventory due to rapidly changing customer specifications. If we are not successfully able to manage our inventory, including our spare parts inventory, we may need to write off unsaleable or obsolete inventory, which would adversely affect our results of operations.

Warranty Claims in Excess of Our Projections Could Seriously Harm Our Business.

We offer a warranty on our products. The cost associated with our warranty is significant, and in the event our projections and estimates of this cost are inaccurate our financial performance could be seriously harmed. In addition, if we experienced product failures at an unexpectedly high level, our reputation in the marketplace could be damaged, customers may decline to place new or additional orders with us, and our business would suffer.

We Are Increasingly Outsourcing Manufacturing and Logistics Activities to Third Party Service Providers, Which Decreases Our Control Over the Performance of These Functions.

We have already outsourced certain manufacturing and spare parts logistics functions to third party service providers, and may outsource more of those functions in the future. While we expect to achieve operational flexibility and cost savings as a result of this outsourcing, outsourcing has a number of risks and reduces our control over the performance of the outsourced functions. Significant performance problems by these third party service providers could result in cost overruns, delayed deliveries, shortages, quality issues or other problems which could result in significant customer dissatisfaction and could materially and adversely affect our business, financial condition and results of operations.

If for any reason one or more of these third party service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our products or spare parts to our customers could be severely impaired. We would quickly need to identify and qualify substitute service providers or increase our internal capacity, which could be expensive, time consuming and difficult and could result in unforeseen operations problems. Substitute service providers might not be available or, if available, might be unwilling or unable to offer services on acceptable terms.

If customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers on commercially reasonable terms, if at all.

Our requirements are expected to represent a small portion of the total capacities of our third party service providers, and they may preferentially allocate capacity to other customers, even during periods of high demand for our products. In addition, such manufacturers could suffer financial difficulties or disruptions in their operations due to causes beyond our control.

We May Not Be Able To Continue To Successfully Compete in the Highly Competitive Semiconductor Equipment Industry.

The semiconductor equipment industry is both highly competitive and subject to rapid technological change. Significant competitive factors include the following:

•	system performance;

•	cost of ownership;

•	size of installed base;

•	breadth of product line;

•	delivery availability; and

•	customer support.

The current economic downturn has increased competitive pressure in several areas. In particular, there is increased price competition, and customers are waiting to make purchase commitments, which are then placed with demands for rapid delivery dates and increased product support. The following characteristics of our major competitors’ systems may give them a competitive advantage over us:

•	broader product lines;

•	longer operating history;

•	greater experience with high volume manufacturing;

•	broader name recognition;

•	substantially larger customer bases;

•	substantially greater customer support resources; and

•	substantially greater financial, technical, and marketing resources.

In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and on-site customer support of their product lines. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively.

Our Lengthy Sales Cycle Increases Our Costs and Reduces the Predictability of Our Revenue.

Sales of our systems depend upon the decision of a prospective customer to increase or replace manufacturing capacity, typically involving a significant capital commitment. Accordingly, the decision to purchase our systems requires time consuming internal procedures associated with the evaluation, testing, implementation, and introduction of new technologies into our customers’ manufacturing facilities. Potential new customers evaluate the need to acquire new semiconductor manufacturing equipment infrequently. Even after the customer determines that our systems meet their qualification criteria, we experience delays finalizing system sales while the customer obtains approval for the purchase and constructs new facilities or expands its existing facilities. We may expend significant sales and marketing expenses during this evaluation period. The time between our first contact with a customer regarding a specific potential purchase and the customer’s placing its first order may last from nine to twelve months or longer. In this difficult economic climate, the average sales cycle has lengthened even further and is expected to continue to make it difficult to accurately forecast future sales. If sales forecasted from a specific customer for a particular quarter are not realized, we may experience an unplanned shortfall in revenues and our quarterly and annual revenue and operating results may fluctuate significantly from period to period.

The Timing of the Transition to 300 mm Technology is Uncertain and Competition May Be Intense.

We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300 mm wafers. However, the timing of the industry’s transition to 300 mm manufacturing technology is uncertain, partly as a result of the recent period of reduced demand for semiconductors. Delay in the transition to 300 mm manufacturing technology could adversely affect our potential revenues and opportunities for future growth. Moreover, delay in the transition to 300 mm technology could permit our competitors to introduce competing or superior 300 mm products at more competitive prices, causing competition to become more vigorous.

We Are Highly Dependent on Our International Sales, and Face Significant Economic and Regulatory Risks Because a Majority of Our Net Sales Are From Outside the United States.

Asia has been a particularly important region for our business, and we anticipate that it will continue to be important as we expand our sales and marketing efforts by opening an office in China. Our sales to customers located in Taiwan, Japan, other Asian countries and recently China accounted for 47% of our total sales in 2002, 47% in 2001 and 54% in 2000. During 2001, Europe also emerged as an important region for our business. During 2002, 2001 and 2000, sales to customers in Europe accounted for 27%, 31% and 14%, respectively. Our international sales accounted for 74% of our total net sales in 2002, 78% in 2001 and 69% in 2000 and we anticipate international sales will continue to account for a significant portion of our future net sales. Because of our continuing dependence upon international sales, however, we are subject to a number of risks associated with international business activities, including:

•	unexpected changes in law or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes, or export license requirements;

•	exchange rate volatility;

•	the need to comply with a wide variety of foreign and U.S. export laws;

•	political and economic instability, particularly in Asia;

•	differing labor regulations;

•	reduced protection for intellectual property;

•	difficulties in accounts receivable collections;

•	difficulties in managing distributors or representatives;

•	difficulties in staffing and managing foreign subsidiary operations; and

•	changes in tariffs or taxes.

In the U.S., our sales to date have been denominated primarily in U.S. dollars, while our sales in Japan are usually denominated in Japanese Yen. Our sales to date in Europe have been denominated in various currencies, currently primarily U.S. dollars and the Euro. Our sales in foreign currencies are subject to risks of currency fluctuation. For U.S. dollar sales in foreign countries, our products become less price-competitive where the local currency is declining in value compared to the dollar. This could cause us to lose sales or force us to lower our prices, which would reduce our gross margins.

In addition, we are exposed to the risks of operating a global business, and maintain certain manufacturing facilities in Germany. Managing our global operations presents challenges, including varying business conditions and demands, political instability, export restrictions and fluctuations in interest and currency exchange rates.

We Depend Upon a Limited Number of Suppliers for Some Components and Subassemblies, and Supply Shortages or the Loss of These Suppliers Could Result In Increased Cost or Delays in Manufacture and Sale of Our Products.

We rely to a substantial extent on outside vendors to provide many of the components and subassemblies of our systems. We obtain some of these components and subassemblies from a sole source or a limited group of suppliers. Because of our anticipated reliance on outside vendors generally, and on a sole or a limited group of suppliers in particular, we may be unable to obtain an adequate supply of required components. Although we currently experience minimal delays in receiving goods from our suppliers, when demand for semiconductor equipment is strong, as it was in 2000, our suppliers strained to provide components on a timely basis.

In addition, during periods of shortages of components, we may have reduced control over pricing and timely delivery of components. We often quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may no longer be able to increase the cost of the system being evaluated by our customers to cover all or part of the increased cost of components.

The manufacture of some of these components and subassemblies is an extremely complex process and requires long lead times. As a result, we have in the past and we may in the future experience delays or shortages. If we are unable to obtain adequate and timely deliveries of our required components or subassemblies, we may have to seek alternative sources of supply or manufacture such components internally. This could delay our ability to manufacture or timely ship our systems, causing us to lose sales, incur additional costs, delay new product introductions, and harm our reputation.

We Are Highly Dependent on Our Key Personnel to Manage Our Business and Their Knowledge of Our Business, Management Skills, and Technical Expertise Would Be Difficult to Replace.

Our success will depend to a large extent upon the efforts and abilities of our executive officers, our current management and our technical staff, any of whom would be difficult to replace. In past years have had significant turnover among our executive officers and key employees, and several have recently joined us or have assumed new responsibilities at the company. The addition, reassignment or loss of key employees could limit or delay our ability to develop new products and adapt existing products to our customers’ evolving requirements and result in lost sales and diversion of management resources.

As a Result of the Industry Downturn, We Have Implemented Restructuring and Workforce Reductions, Which May Adversely Affect the Morale and Performance of our Personnel and our Ability to Hire New Personnel.

In connection with our efforts to streamline operations, reduce costs and bring our staffing and structure in line with current demand for our products, during 2002 we restructured our organization and reduced our workforce by 257 positions. We incurred costs of $3.4 million associated with the workforce reduction in 2002, and may incur further costs if additional restructuring is needed to right size our business further or bring our costs down to respond to continued industry and economic slowdowns. Our restructuring may also yield unanticipated consequences, such as attrition beyond our planned reduction in workforce and loss of employee morale and decreased performance. The effects of the restructuring may be further exacerbated by our sale of the Wet Business to SCP, which involved the transfer or termination of employment of our employees engaged in the Wet Business. In addition, the declines in our common stock price since mid-2000 have decreased the value of the stock options we granted to employees pursuant to our stock option plan. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile operations or stock prices. Continuity of personnel can be an important factor in the successful sales of our products and completion of our development projects in our ongoing core businesses, and turnover in our sales and research and development personnel could materially and adversely impact our sales, development and marketing efforts. We believe that hiring and retaining qualified individuals at all levels is essential to our success, and there can be no assurance that we will be successful in attracting and retaining the necessary personnel.

Because of Competition for Additional Qualified Personnel, We May Not Be Able To Recruit or Retain Necessary Personnel, Which Could Impede Development or Sales of Our Products.

Our growth will depend on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales, and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Historically, competition for such personnel has been intense in all of our locations, but particularly in the San Francisco Bay Area where our headquarters is located. If we are unable to retain existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction.

If the current downturn ends suddenly, we may not have enough personnel to promptly return to our previous production levels. If we are unable to expand our existing manufacturing capacity to meet demand, a customer’s placement of a large order for our products during a particular period might deter other customers from placing similar orders with us for the same period. It could be difficult for us to rapidly recruit and train substantial numbers of qualified technical personnel to meet increased demand.

We Manufacture Many of Our Products at Two Primary Manufacturing Facilities and are Thus Subject to Risk of Disruption.

Although we outsource the manufacturing for certain of our products to third parties, we continue to produce our latest generation products at our two principal manufacturing plants in Fremont, California and Dornstadt, Germany. We have limited ability to interchangeably produce our products at either facility, and in the event of a disruption of operations at one facility, our other facility would not be able to make up the capacity loss. Our operations are subject to disruption for a variety of reasons, including, but not limited to natural disasters, work stoppages, operational facility constraints and terrorism. Such disruption thus could cause delays in shipments of products to our customers, result in cancellation of orders or loss of customers and seriously harm our business.

If We Are Unable to Protect Our Intellectual Property, We May Lose a Valuable Asset, Experience Reduced Market Share, and Efforts to Protect Our Intellectual Property May Require Additional Costly Litigation.

We rely on a combination of patents, copyrights, trademark and trade secret laws, non-disclosure agreements, and other intellectual property protection methods to protect our proprietary technology. Despite our efforts to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our systems. If this occurs, we may not be able to prevent the use of such technology. Our means of protecting our proprietary rights may not be adequate and our patents may not be sufficiently broad to protect our technology. In addition, any patents owned by us could be challenged, invalidated, or circumvented and any rights granted under any patent may not provide adequate protection to us. Furthermore, we may not have sufficient resources to protect our rights. Our competitors may independently develop similar technology, duplicate our products, or design around patents that may be issued to us. In addition, the laws of some foreign countries may not protect our proprietary rights to as great an extent as do the laws of the United States and it may be more difficult to monitor the use of our products in such foreign countries. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce our intellectual property rights.

We Might Face Intellectual Property Infringement Claims that May Be Costly to Resolve and Could Divert Management Attention Including the Potential for Patent Infringement Litigation.

We may from time to time be subject to claims of infringement of other parties’ proprietary rights. In addition, we on occasion receive notification from customers who believe that we owe them indemnification or other obligations related to infringement claims made against the customers by third parties. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets, even if the claims are without merit, could be very expensive to defend and could divert the attention of our management. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties, and prevent us from manufacturing and selling our products. Royalty or license agreements, if required, may not be available on terms acceptable to us or at all. Any of these situations could have a material adverse effect on our business and operating results in one or more countries.

Our Failure to Comply with Environmental Regulations Could Result in Substantial Liability.

We are subject to a variety of federal, state, local, and foreign laws, rules, and regulations relating to environmental protection. These laws, rules, and regulations govern the use, storage, discharge, and disposal of hazardous chemicals during manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, personal injury, and fines or suspension or cessation of our operations. We may be subject to liability if our acquired companies have past violations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

We Incurred Net Operating Losses for the Fiscal Years 1998, 1999, 2001 and 2002. We May Not Achieve or Maintain Profitability on an Annual Basis, and If We Do Not, We May Not Utilize Deferred Tax Assets.

We incurred net losses of approximately $22.4 million for the year ended December 31, 1998, $0.8 million for the year ended December 31, 1999, $336.7 million for the year ended December 31, 2001 and $94.3 million for the year ended December 31, 2002. We expect to continue to incur significant research and development and selling, general and administrative expenses and may not return to profitability in 2003. We will need to generate significant increases in net sales to achieve and maintain profitability on an annual basis, and we may not be able to do so. In addition, our ability to realize our deferred tax assets in future periods will depend on our ability to achieve and maintain profitability on an annual basis.

Our Quarterly Operating Results Fluctuate Significantly and Are Difficult to Predict, and May Fall Short of Anticipated Levels, Which Could Cause Our Stock Price to Decline.

Our quarterly revenue and operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for us to predict our future operating results. This fluctuation is due to a number of factors, including:

•	cyclicality of the semiconductor industry;

•	delays, cancellations and push-outs of orders by our customers;

•	delayed product acceptance or payments of invoices by our customers;

•	size and timing of sales, shipments and acceptance of our products;

•	entry of new competitors into our market, or the announcement of new products or product enhancements by competitors;

•	sudden changes in component prices or availability;

•	variability in the mix of products sold;

•	manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

•	higher fixed costs due to increased levels of research and development costs; and

•	successful expansion of our worldwide sales and marketing organization.

A substantial percentage of our operating expenses are fixed in the short term and we may be unable to adjust spending to compensate for an unexpected shortfall in revenues. As a result, any delay in generating or recognizing revenues could cause our operating results to be below the expectations of market analysts or investors, which could cause the price of our common stock to decline.

The Price of Our Common Stock Has Fluctuated in the Past and May Continue to Fluctuate Significantly in the Future, Which May Lead to Losses By Investors or to Securities Litigation.

The market price of our common stock has been highly volatile in the past, and our stock price may decline in the future. We believe that a number of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

•	general conditions in the semiconductor industry or in the worldwide economy;

•	announcements of developments related to our business;

•	fluctuations in our operating results and order levels;

•	announcements of technological innovations by us or by our competitors;

•	new products or product enhancements by us or by our competitors;

•	developments in patent litigation or other intellectual property rights; or

•	developments in our relationships with our customers, distributors, and suppliers.

In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have frequently been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been instituted against a company following periods of volatility in its stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

Accounting Guidance Under SAB 101 May Result in Wide Fluctuation in Our Revenue.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. Among other things, SAB 101 has resulted in a change from the established practice of recognizing revenue at the time of shipment of a system, and instead delaying revenue recognition in part or totally until the time of customer acceptance. We adopted SAB 101 effective in the fourth quarter of fiscal 2000, retroactive to January 1, 2000, with the impact recorded as a cumulative effect in the first quarter of 2000. In some situations, application of this accounting guidance delays the recognition of revenue that would otherwise have been recognized in earlier periods. As a result, our reported revenue may fluctuate more widely and reported revenue for a particular fiscal period might not meet the expectations of financial analysts or investors. A delay in recognition of revenue resulting from application of this guidance, while not affecting our cash flow, could adversely affect our results of operations, which could cause the value of our common stock to fall.

Future Sales of Shares by STEAG Could Adversely Affect the Market Price of Our Common Stock.

There are approximately 45.5 million shares of our common stock outstanding as of December 5, 2003, of which approximately 13.2 million (or 29.0%) are held beneficially by STEAG Electronic Systems AG. STEAG may sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations. STEAG has indicated that it plans to reduce its ownership in our common stock over time. We have previously registered 1,323,644 shares of our common stock for resale by STEAG, and are in the process of registering an additional 5,900,000 shares for resale by STEAG. STEAG has the contractual right to require us to register for resale all of the shares they hold. If STEAG were to sell a large number of shares, the market price of our common stock could decline. Moreover, the perception in the public markets that such sales by STEAG might occur could also adversely affect the market price of our common stock.

We May Need Additional Capital, Which May Not Be Available and Which Could Be Dilutive to Existing Stockholders.

Based on current projections, we believe that our current cash and investments along with cash generated through operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months. Management’s projections are based on our ability to manage inventories and collect accounts receivable balances in this market downturn. If we are unable to manage our inventories or accounts receivable balances, or if we otherwise experience higher operating costs or lower revenue than we anticipate, we may be required to seek alternative sources of financing. We may need to raise additional funds in future periods through public or private financing or other sources to fund our operations. We may not be able to obtain adequate or favorable financing when needed. If we fail to raise capital when needed, we would be unable to continue operating our business as we plan, or at all. In addition, we may need to continue reducing costs, which could cause us to curtail research and development activities, resulting in a delay in new product introduction or enhancement. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. In addition, any future equity securities may have rights, preferences or privileges senior to our common stock. Furthermore, debt financing, if available, may involve restrictive covenants on our operations.

Any Future Business Acquisitions May Disrupt Our Business, Dilute Stockholder Value, or Distract Management Attention.

As part of our ongoing business strategy, we may consider additional acquisitions of, or significant investments in, businesses that offer products, services, and technologies complementary to our own. Such acquisitions could materially adversely affect our operating results and/or the price of our common stock. Acquisitions also entail numerous risks, including:

•	difficulty of assimilating the operations, products, and personnel of the acquired businesses;

•	potential disruption of our ongoing business;

•	unanticipated costs associated with the acquisition;

•	inability of management to manage the financial and strategic position of acquired or developed products, services, and technologies;

•	inability to maintain uniform standards, controls, policies, and procedures; and

•	impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

Legislative actions, higher insurance cost and potential new accounting pronouncements are likely to cause our general and administrative expenses to increase and impact our future financial position and results of operations.

In order to comply with the Sarbanes-Oxley Act of 2002, as well as changes to listing standards recently adopted by Nasdaq, and proposed accounting changes by the Securities and Exchange Commission, we will be required to increase our internal controls, hire additional personnel and additional outside legal, accounting and advisory services, all of which will cause our general and administrative costs to increase. Insurers are also likely to increase premiums as a result of the high claims rates incurred in recent periods, and so our premiums for our various insurance policies, including our directors’ and officers’ insurance policies, are likely to increase. Proposed changes in the accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense among others, could materially increase the expenses that we report under generally accepted accounting principles and adversely affect our operating results.

The Effect of Terrorism, the War in Iraq, and Political Instability Could Harm our Results of Operation.

The threat of terrorism targeted at the regions of the world in which we do business, including the United States, increases the uncertainty in our markets and may delay any recovery in the general economy. Any delay in the recovery of the economy and the semiconductor industry could seriously impact our business. Increased international political instability, as demonstrated by the September 2001 terrorist attacks, disruption in air transportation and further enhanced security measures as a result of the terrorist attacks, and the effects of war in Iraq, may hinder our ability to do business and may increase our costs of operations. Such continuing instability could cause us to incur increased costs in transportation, make such transportation unreliable, increase our insurance costs, and cause international currency markets to fluctuate. This same instability could have the same effects on our suppliers and their ability to timely deliver their products. If this international political instability continues or increases, our business and results of operations could be harmed.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, capital expenditures, future acquisitions and additions to our working capital. We will not receive any proceeds from any sales by the selling stockholder of its shares of common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and for the nine months ended September 28, 2003 and September 29, 2002.

	Years Ended December 31,					Nine Months Ended September 29, 2002	Nine Months Ended September 28, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	—	—	8.9	—	—	—	—

For the purposes of the computation of ratio of earnings to fixed charges in the table above, earnings are defined as income (loss) before provision for income taxes adjusted for fixed charges. Fixed charges are interest expense plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor. For the years ended December 31, 2002, 2001, 1999 and 1998 and the nine months ended September 28, 2003 and September 29, 2002, earnings were insufficient to cover fixed charges by $94.4 million, $355.7 million, $0.6 million, $22.0 million, $29.3 million and 61.4 million, respectively.

The ratios provided above are often used by investors to evaluate a company’s capital structure and its ability to make payments on its debt.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

SELLING STOCKHOLDER

A total of 5,900,000 shares of our common stock are being registered in this offering for the account of the selling stockholder. The selling stockholder, STEAG Electronic Systems AG (“SES”) acquired 11,850,000 shares of our common stock on January 1, 2001 as payment for our acquisition of 11 subsidiaries of SES. At the time of that acquisition, we entered into a Stockholder Agreement with SES. Pursuant to the Stockholder Agreement, Dr. Jochen Melchior and Dr. Hans-Georg Betz were elected to our Board of Directors as designees of SES. SES acquired an additional 1,323,644 shares of our common stock on April 30, 2002 in exchange for the cancellation of indebtedness. Throughout this prospectus, we may refer to this selling stockholder and its pledgees, donees, transferees or other successors in interest who receive shares in non-sale transactions, as the “selling stockholder.” The following table sets forth information known to us with respect to the selling stockholder for whom we are registering the shares for resale to the public. The shares being registered under the registration statement, of which this prospectus is a part, will be sold, if at all, by the selling stockholder listed below. Except as otherwise indicated, we believe the person listed in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it. Applicable percentage ownership in the table is based upon 45,446,808 shares of common stock outstanding on December 5, 2003.

Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage (1)	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned Following Offering (2)	Percentage (1)
STEAG Electronic Systems AG Ruettenscheider Strasse 1-3, 45128 Essen, Germany	13,173,644	(3)	29.0	5,900,000	7,273,644	16.0

(1)	Calculated on the basis of 45,446,808 shares of common stock, which is the approximate number of shares of Mattson common stock outstanding as of December 5, 2003.

(2)	Assumes sale of all shares offered by the selling stockholder, and no additional sales by the selling stockholder.

(3)	According to Schedule 13D filed with the Securities and Exchange Commission on May 8, 2002 by STEAG Electronic Systems AG (“SES”), SES directly beneficially owns 13,173,644 shares of the Company’s common stock. STEAG AG (“STEAG”) owns all of the capital stock of SES, and RAG Aktiengesellschaft (“RAG”) owns all of the capital stock of STEAG, and, as a result, they are each the indirect beneficial owner of the shares of the Company held directly by SES, and each has sole voting and dispositive power with respect to such shares.

PLAN OF DISTRIBUTION

We or the selling stockholder, as the case may be, may sell securities pursuant to this prospectus, as supplemented or amended, (1) through agents designated by us, (2) through underwriters or dealers, (3) directly to one or more purchasers, including our affiliates and stockholders in a rights offering, or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering, including the amount of securities sold, the public offering price and consideration paid and place and time of delivery for the securities being sold;

•	the names of any underwriters or agents and of managing underwriter or underwriters;

•	the use of net proceeds from the sale of the securities;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers and any commissions paid to agents;

•	whether or not the securities will trade on any securities exchange or the Nasdaq Stock Market;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

Underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, we may offer and sell, from time to time, up to 5,900,000 shares of common stock, $0.001 par value, for sale by the selling stockholder named in this prospectus.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

COMMON STOCK

The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Mattson’s authorized capital stock consists of 122,000,000 shares of common stock and 2,000,000 shares of preferred stock, par value $.001 per share. As of December 5, 2003, there were 45,446,808 shares of common stock and no shares of preferred stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by Mattson’s board of directors out of the funds legally available therefor. Each holder of common stock is entitled to one vote for each share held of record by the holder. If Mattson liquidates, dissolves, or wind ups the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for the election of directors is not authorized by Mattson’s Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. All of the outstanding shares of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock which Mattson may designate and issue in the future.

Obligations to Issue Common Stock

We have adopted and maintain equity incentive and stock purchase plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. As of December 5, 2003, we had outstanding options to acquire approximately 5,140,482 shares of common stock under these plans. We have reserved approximately an additional 6,004,829 shares of common stock for future issuance under these plans, and 1,000,000 shares for issuance under our employee stock purchase plan.

Antitakeover Provisions

Effect of Delaware Law Statute. We are incorporated under the laws of the state of Delaware and therefore subject to Delaware corporations law, including Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Certificate of Incorporation and Bylaw Provisions. Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or gain control of us. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders. Moreover, our bylaws have eliminated the right of stockholders to act by written consent and do not allow for cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of us.

Our restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders. Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive Officer and not by any other person.

Any adoption, amendment or repeal of our restated certificate of incorporation or bylaws by the stockholders requires, in addition to any vote of the holders of any class or series of stock of the company required by law, the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3rds) of the voting power of the then outstanding shares of our capital stock.

Classified Board of Directors. Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. Our authorized number of directors is seven (7) until the termination of the Stockholder Agreement between us and STEAG Electronic Systems AG (“SES”). Following termination of this Stockholder Agreement, the authorized number of directors may be fixed from time to time exclusively by the Board of Directors. Newly created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors may be filled only by a majority vote of the directors then in office; provided, that until termination of the Stockholder Agreement referenced above, if there is a vacant directorship previously filled by the a representative designated by SES, it will be filled by another representative designated by SES, and the nominating committee of the Board of Directors will nominate only such nominees as would result in the election of two SES representatives, the Chief Executive Officer of Mattson, and at least three incumbent directors of Mattson as of June 27, 2000 and/or persons who are independent directors.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the secretary of Mattson Technology prior to the meeting. To be timely, notice must be received by at our principal executive offices not less than 120 calendar days prior in advance of the anniversary date that the our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain information specified in the bylaws.

Limitation of Director Liability. Our certificate of incorporation limit the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director’s fiduciary duties as a director, except for liability

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers which will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its address is Restricted Stock Department, Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660, and its telephone number at this location is (201) 296-4948.

CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series subject to any limitations prescribed by law. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Mattson or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms: Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation and title of the preferred stock;

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of Mattson;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for shares of our common stock, and the terms of any such conversion;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our bylaws as exhibits or incorporate them by reference.

The preferred stock will, if and when issued, be fully paid and non-assessable The holders of the preferred stock will not have preemptive rights.

Ranking

Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and Exchange

The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

We will specify in the prospectus supplement relating to each new series of preferred stock:

•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

•	distributions upon liquidation in the amount provided in the prospectus supplement relating to that series of preferred stock; plus

•	any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock may or may not be entitled to any further participation in any distribution of our assets, as provided in the prospectus supplement relating to that series of preferred stock.

Voting Rights

The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer Agent and Registrar

We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Mattson,” “we,” “us” or “our” refer only to Mattson Technology, Inc. and not to any of our subsidiaries.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of United States $1,000 or any multiple of United States $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than United States currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any additions to or changes in, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The United States Federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We have initially appointed the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a United States corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

•	we fail to deposit any sinking fund payment when due;

•	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

•	certain events, including bankruptcy, insolvency or reorganization of Palm.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, Palm and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting of facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or United States government obligations or, in the case of debt securities that are denominated in a currency other than United States dollars, cash in the currency in which the debt securities are denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in United States dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

“foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

The indentures limit the right of the trustee, should it become a creditor of Palm, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt.

In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“designated senior debt” means our obligations under any of our senior debt that expressly provides that it is “designated senior debt.”

“indebtedness” means:

(1)	all of our indebtedness, obligations and other liabilities for:

•	borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•	evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all of our obligations and other liabilities under any other lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5)	all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)	all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

(7)	any of our indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8)	any and all deferrals, renewals, extensions, refundings of, amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

“senior debt” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness, including all deferrals, renewals, extensions or refundings of, or modifications or supplements to, that indebtedness. Senior debt shall not include:

•	any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries.

“subsidiary” means any entity of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such entity (in the case of a corporation) is, or of which at least a majority of the equity interests (in the case of an entity which is not a corporation) are at the time owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

WARRANTS

We may issue warrants, including equity warrants, which are warrants to purchase common stock or preferred stock, and debt warrants, which are warrants to purchase debt securities.

Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Equity Warrants

The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

Debt	Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 filed with the SEC on May 14, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 29, 2003 filed with the SEC on August 13, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 filed with the SEC on November 12, 2003;

•	Our Current Report on Form 8-K filed with the SEC on April 1, 2003;

•	Our amended Current Report on Form 8-K filed with the SEC on April 11, 2003; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 22, 1994 (000-24838).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of these filings, at no cost, upon request to us in writing or by telephone at the following address:

Investor Relations,

Mattson Technology, Inc.,

47131 Bayside Parkway,

Fremont, California 94538,

(510) 657-5900.

LEGAL MATTERS

The validity of the securities issued hereunder will be passed upon for us by our counsel, Gray Cary Ware & Freidenrich LLP, East Palo Alto, California. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, counsel for the underwriters will advise the underwriters about other issues relating to any offering.

EXPERTS

The financial statements as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

Although we dismissed Arthur Andersen LLP as our independent public accountants effective May 21, 2002 and thereafter engaged the services of PricewaterhouseCoopers LLP as our independent auditors, our consolidated financial statements (Mattson Technology, Inc. and subsidiaries at December 31, 2001 and for each of the two years in the period ended December 31, 2001) included in this prospectus have been audited by Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen LLP to our naming it as an expert and the incorporation by reference of its audit report for the financial statements of Mattson at December 31, 2001 and for each of the two years in the period ended December, 2001 into this prospectus. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims, including claims arising from Arthur Andersen’s LLP provision of auditing and other services to us, may be limited.

Mattson Technology, Inc.

COMMON STOCK

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the registrant except as otherwise indicated.

SEC registration fee		$13,842
Fees and expenses of accountants		*
Fees and expenses of legal counsel		*
Printing expenses		*
Nasdaq National Market listing fees		*
Trustee’s fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees and expenses		*
Rating agencies’ fees		*
Miscellaneous expenses		*
Total	$	*

*	To be provided by amendment or as an exhibit to a filing with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The registrant’s Bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the registrant in which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the registrant.

The registrant has obtained liability insurance for the benefit of its directors and officers.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement. (1)

3.1	Amended and Restated Certificate of Incorporation of Registrant. (2)

3.2	Third Amended and Restated Bylaws of Registrant. (3)

4.3	Form of Senior Indenture.

4.4	Form of Senior Debt security (included in Exhibit 4.3).

4.5	Form of Subordinated Indenture.

4.6	Form of Subordinated Debt security (Included in Exhibit 4.5).

4.7	Form of Certificate of Designation. (1)

4.8	Form of certificate of Preferred Stock. (1)

4.9	Form of Warrant Agreement.(1)

4.10	Form of Warrant Certificate. (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

12.1	Computation of Ratio of Earnings Available to Cover Fixed Charges

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Notice Regarding Omission of Consent of Arthur Andersen LLP

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939 on Form T-1. (1)

25.2	Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939 on Form T-1. (1)

(1)	To be filed by amendment or incorporated by reference in connection with the offering of the applicable offered securities.

(2)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on January 30, 2001 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q filed on August 14, 2002 and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont and State of California, on the 23rd day of December, 2003.

MATTSON TECHNOLOGY, INC.

By:	/s/ DAVID DUTTON

David Dutton Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Dutton and Ludger Viefhues, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 23, 2003.

Signature	Title

/s/ DAVID DUTTON David Dutton	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LUDGER VIEFHUES Ludger Viefhues	Executive Vice President—Finance, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOCHEN MELCHIOR Jochen Melchior	Chairman of the Board, Director

/s/ HANS-GEORG BETZ Hans-Georg Betz	Director

/s/ SHIGERU NAKAYAMA Shigeru Nakayama	Director

/s/ KENNETH SMITH Kenneth Smith	Director

/s/ KENNETH KANNAPPAN Kenneth Kannappan	Director

/s/ WILLIAM TURNER William Turner	Director

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement. (1)

3.1	Amended and Restated Certificate of Incorporation of Registrant. (2)

3.2	Third Amended and Restated Bylaws of Registrant. (3)

4.3	Form of Senior Indenture.

4.4	Form of Senior Debt security (included in Exhibit 4.3).

4.5	Form of Subordinated Indenture.

4.6	Form of Subordinated Debt security (Included in Exhibit 4.5).

4.7	Form of Certificate of Designation. (1)

4.8	Form of certificate of Preferred Stock. (1)

4.9	Form of Warrant Agreement.(1)

4.10	Form of Warrant Certificate. (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

12.1	Computation of Ratio of Earnings Available to Cover Fixed Charges

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Notice Regarding Omission of Consent of Arthur Andersen LLP

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939 on Form T-1. (1)

25.2	Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939 on Form T-1. (1)

(1)	To be filed by amendment or incorporated by reference in connection with the offering of the applicable offered securities.

(2)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on January 30, 2001 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q filed on August 14, 2002 and incorporated herein by reference.